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Media: Casey Fielder (509) 495-4916 casey.fielder@avistacorp.com
Investors: Lauren Pendergraft (509) 495-2998 lauren.pendergraft@avistacorp.com
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Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2017

SPOKANE, Wash. – Feb. 21, 2018, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $115.9 million, or $1.79 per diluted share, for the year ended Dec. 31, 2017, compared to $137.2 million, or $2.15 per diluted share for the year ended Dec. 31, 2016.

For the fourth quarter of 2017, net income attributable to Avista Corp. shareholders was $27.6 million or $0.42 per diluted share, compared to $40.1 million or $0.62 per diluted share for the fourth quarter of 2016.

"Our performance during 2017 was strong. Our earnings benefited from lower resource costs, primarily from higher than normal hydroelectric generation and lower natural gas prices, which improved our earnings by approximately $0.12 per diluted share from our original estimates. We also had customer growth and lower than expected operating expenses, which improved earnings by approximately $0.10 per diluted share from our original estimates. These increases in earnings were offset by the impact of federal income tax law changes and costs associated with the proposed acquisition by Hydro One," said Scott Morris, chairman and chief executive officer of Avista Corp.

"During the fourth quarter, new federal tax laws were enacted. As a result, we revalued our deferred tax assets and liabilities and a $442 million regulatory liability was recorded which will be returned to customers through the ratemaking process. We expect that customers could see a benefit going forward of approximately $50 to $60 million annually, excluding amounts that are currently being deferred for 2018 which will be returned to customers at a later date, due to the return of this regulatory liability along with lower federal income tax rates which will be reflected in future rates. The impact of the tax law change on deferred income tax balances associated with subsidiaries and our non-utility operations reduced 2017 earnings by approximately $0.16 per diluted share.

"With regards to the Hydro One transaction, we continue to work through the approval processes. Thus far, we have received approval from the Avista Corp. shareholders and from the Federal Energy Regulatory Commission. We are still awaiting approval from our state commissions and various other regulatory agencies. Hydro One and Avista Corp. believe that we will be able to work with the commissions, their staff and other parties to try and receive the required approvals, and we anticipate the transaction closing during the second half of 2018.

During 2017, we had acquisition costs associated with the transaction which reduced earnings by about $0.19 per diluted share.

"Recently, new rates from our general rate case filings went into effect on Oct. 1, 2017 and Nov. 1, 2017 for Oregon, Nov. 15, 2017 for Alaska and Jan. 1, 2018 for Idaho. We are still working through the rate case process in Washington and expect resolution by the end of April 2018.

"Alaska Electric Light and Power Company (AEL&P) had a solid year with earnings at the top-end of our expectations due to colder weather, customer growth and management of their operating costs," Morris said.

Summary Results: Avista Corp.’s results for the fourth quarter of 2017 and the year ended Dec. 31, 2017 (full year) as compared to the respective periods in 2016 are presented in the table below (dollars in thousands, except per-share data):

	Fourth Quarter		Full Year
	2017	2016	2017	2016
Net Income (Loss) by Business Segment:
Avista Utilities	$29,093	$38,059	$114,716	$132,490
AEL&P	3,093	3,083	9,054	7,968
Other	(4,608)	(1,051)	(7,854)	(3,230)
Total net income attributable to Avista Corp. shareholders	$27,578	$40,091	$115,916	$137,228

Earnings (Loss) per diluted share by Business Segment:
Avista Utilities	$0.44	$0.59	$1.77	$2.07
AEL&P	0.05	0.05	0.14	0.13
Other	(0.07)	(0.02)	(0.12)	(0.05)
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.42	$0.62	$1.79	$2.15

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the fourth quarter of 2017 and the year ended Dec. 31, 2017 as compared to the respective periods in 2016 and the various factors that caused such change (dollars in thousands, except per-share data):

	Fourth Quarter		Full Year
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2016 consolidated earnings	$40,091	$0.62	$137,228	$2.15

Changes in net income and diluted earnings per share:
Avista Utilities
Electric gross margin (including intracompany) (b)	2,650	0.04	8,083	0.13
Natural gas gross margin (including intracompany) (c)	2,833	0.04	8,320	0.12
Other operating expenses (d)	1,089	0.02	(404)	(0.01)
Acquisition costs (e)	(4,369)	(0.07)	(11,866)	(0.19)
Depreciation and amortization (f)	(1,388)	(0.02)	(6,531)	(0.10)
Interest expense (g)	(1,241)	(0.02)	(5,665)	(0.09)
Other (h)	(1,265)	(0.01)	(3,609)	(0.04)
Federal income tax law changes (i)	(7,446)	(0.12)	(7,446)	(0.12)
Effective income tax rate (j)	171	—	1,344	0.02
Dilution on earnings	n/a	(0.01)	n/a	(0.02)
Total Avista Utilities	(8,966)	(0.15)	(17,774)	(0.30)

AEL&P earnings (k)	10	—	1,086	0.01
Other businesses earnings (l)	(3,557)	(0.05)	(4,624)	(0.07)

2017 consolidated earnings	$27,578	$0.42	$115,916	$1.79

Analysis of 2017 Consolidated Earnings

(a)	The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.69 percent.

(b)	Electric gross margin (operating revenues less resource costs) increased for both the fourth quarter and full year primarily due to the following:

•	An increase in retail electric rates due to a general rate increase in Idaho;

•	An increase in retail electric revenues compared to the prior year resulting from customer growth and an increase in non-decoupled electric revenues;

•	Recognition of decoupling revenue from prior years that had not met revenue recognition criteria until the current year; and

•
A decrease in electric resource costs primarily due to a decrease in purchased power and fuel for generation, which resulted from a decrease in thermal generation (due in part to increased hydroelectric generation) as well as a decrease in fuel prices. For the fourth quarter of 2017, we had a $1.0 million pre-tax benefit under the ERM in Washington, compared to a $2.4 million pre-tax benefit for the fourth quarter of 2016. For the full year 2017, we recognized a pre-tax benefit of $4.6 million under the ERM compared to a benefit of $5.1 million for the full year 2016.

(c)	Natural gas gross margin (operating revenues less resource costs) increased for both the fourth quarter and full year primarily due to the following:

•	General rate increase in Oregon;

•	An increase in retail natural gas revenues compared to the prior year resulting from customer growth and an increase in non-decoupled natural gas revenues; and

•	Recognition of decoupling revenue from prior years that had not met revenue recognition criteria until the current year.

(d)
Other operating expenses decreased for the fourth quarter 2017, but increased slightly for the full year 2017. For the fourth quarter 2017, there were decreases in pension, other postretirement benefit and medical expenses. These were partially offset by increases in generation, transmission and distribution operating costs. For the full year 2017, there were increases in generation and distribution maintenance costs and transmission operating costs. The increases were partially offset by decreases in pension, other postretirement benefit and medical expenses.

(e)
Acquisition costs were $6.6 million for the fourth quarter of 2017 and $14.6 million for the full year 2017 pre-tax, which are not being passed through to customers. However, a significant portion of the acquisition costs, which reduce income before income taxes, are not deductible for tax purposes and thus do not reduce income tax expense.

(f)	Depreciation and amortization increased for the fourth quarter and full year 2017 due to additions to utility plant.

(g)	Interest expense increased for the fourth quarter and full year 2017 due to additional outstanding debt during 2017 as compared to 2016 and partially due to an increase in the overall interest rate.

(h)	Other for the full year 2017 increased primarily due to an increase in revenue-related taxes and property taxes.

(i)
During the fourth quarter of 2017, federal income tax law changes were enacted and required the revaluation of our deferred income tax assets and liabilities. Because we have deferred income tax assets and liabilities related to our unregulated subsidiaries and certain utility expenses which are not passed through to our customers, the impact of the revaluation of our deferred income tax assets and liabilities was recorded as a $10.2 million adjustment to income tax expense in the fourth quarter of 2017. Of this income tax expense amount, $7.5 million related to Avista Utilities and $2.7 million related to our other businesses reflected in (l) below.

(j)
During the fourth quarter of 2017, our effective tax rate was 53.1 percent compared to 36.9 percent for the fourth quarter of 2016 and it was 41.7 percent for the full year 2017 compared to 36.3 percent for 2016. The effective tax rate increased due to federal income tax law changes and acquisition costs. The positive effect included in this line is primarily due to the utilization of a section 199 manufacturing deduction and other federal tax credits.

(k)
AEL&P earnings increased for the fourth quarter and full year 2017 due to an increase in revenue from a rate increase, higher electric loads and a slight increase in residential and commercial customers. The increases were partially offset by a customer refund recorded related to a settlement agreement reached in AEL&P's electric general rate case. There was also an increase in operating expenses for both the fourth quarter and full year 2017.

(l)
Losses at our other businesses for both the fourth quarter and full year 2017 were mostly related to the federal income tax law change, which resulted in an increase in income tax expense recorded during the fourth quarter ($2.7 million or $0.04 per diluted share). Also, there were renovation expenses and increased compliance costs at one of our subsidiaries, the recognition of our portion of net losses from our equity investments and impairment charges associated with two of our equity investments.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The tables above and below include electric gross margin and natural gas gross margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The presentation of electric gross margin and natural gas gross margin for Avista Utilities is intended to supplement an investor's understanding of Avista Utilities' operating performance. We use these measures to determine whether the appropriate amount of revenue is being collected from customers to allow for the recovery of energy resource costs and operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. We present electric and natural gas gross margin separately since each business has different cost sources, cost recovery mechanisms and jurisdictions. These measures are not intended to replace income from operations as determined in accordance with GAAP as an indicator of operating performance. The calculations of electric and natural gas gross margins are presented below.

The following table presents our operating revenues, resource costs and resulting gross margin (pre-tax and after-tax) for the fourth quarter and the year ended Dec. 31, 2017 and 2016, respectively (dollars in thousands):

	Operating Revenues	Resource Costs	Gross Margin (Pre-Tax)	Income Taxes (a)	Gross Margin (Net of Tax)
For the three months ended Dec. 31, 2017:
Electric	$254,695	$91,354	$163,341	$59,930	$103,411
Natural Gas	144,069	74,528	69,541	25,515	44,026
Less: Intracompany	(21,309)	(21,309)	—	—	—
Total	$377,455	$144,573	$232,882	$85,445	$147,437
For the three months ended Dec. 31, 2016:
Electric	$261,598	$102,444	$159,154	$58,393	$100,761
Natural Gas	151,194	86,130	65,064	23,871	41,193
Less: Intracompany	(30,135)	(30,135)	—	—	—
Total	$382,657	$158,439	$224,218	$82,264	$141,954
For the year ended Dec. 31, 2017:
Electric	$980,390	$331,254	$649,136	$238,168	$410,968
Natural Gas	474,649	264,589	210,060	77,071	132,989
Less: Intracompany	(84,680)	(84,680)	—	—	—
Total	$1,370,359	$511,163	$859,196	$315,239	$543,957
For the year ended Dec. 31, 2016:
Electric	$996,959	$360,591	$636,368	$233,483	$402,885
Natural Gas	470,894	273,976	196,918	72,249	124,669
Less: Intracompany	(95,215)	(95,215)	—	—	—
Total	$1,372,638	$539,352	$833,286	$305,732	$527,554

(a)	Income taxes were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.69 percent.

Liquidity and Capital Resources
2017 Liquidity Transactions
We have a $400.0 million committed line of credit that expires in April 2021. As of Dec. 31, 2017, we had $260.6 million of available liquidity under this committed line of credit. We also had $25.0 million of available liquidity under AEL&P's committed line of credit that expires in November 2019.
In 2017, we issued 1.3 million shares of common stock for total net proceeds of $56.4 million. We have 1.1 million shares remaining to be issued under our sales agency agreements. In December 2017, we issued and sold $90.0 million of first mortgage bonds due in 2047.
In addition, during the fourth quarter of 2017, we received an income tax refund of approximately $41.7 million related to income tax refund claims for 2014 and 2015 to utilize net operating losses and investment tax credits.

2018 Liquidity Expectations
In 2018, we expect to issue approximately $375.0 million of long-term debt and up to $85.0 million of equity in order to refinance maturing long-term debt, fund planned capital expenditures, fund the impacts of the federal income tax law changes and maintain an appropriate capital structure. The $85.0 million of equity in 2018 may come through the sale of shares through our sales agency agreements or from an equity contribution from Hydro One upon consummation of the acquisition or from a combination of those sources.
2018 and Forward Operating Cash Flows
Due to federal income tax law changes, we expect our operating cash flows will be negatively impacted going forward primarily due to the loss of the bonus depreciation tax deduction and from the timing of the return of excess deferred taxes to customers. As a result, we may need to raise additional capital.
Capital Expenditures
Avista Utilities' capital expenditures were $405.9 million for 2017, and we expect Avista Utilities' capital expenditures to be about $405 million for 2018. AEL&P's capital expenditures were $6.4 million for 2017, and we expect AEL&P's capital expenditures to be approximately $7 million for 2018.

2018 Earnings Guidance and Outlook
With respect to 2018 earnings guidance, we expect a decision in our Washington general rate cases by the end of April 2018, and we expect to provide our 2018 earnings guidance in our first quarter 2018 earnings report.

NOTE: We will host a conference call with financial analysts and investors on Feb. 21, 2018, at 10:30 a.m. ET to discuss this news release. The call will be available at (888) 771-4371, confirmation number: 46320796. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Feb. 28, 2018. Call (888) 843-7419, pass code 46320796#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 382,000 customers and natural gas to 347,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.
This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have a significant impact on our operations, results of operations, financial condition or cash flows which could cause actual results to differ materially from those anticipated in such statements.
The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns), which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; deterioration in the creditworthiness of our customers; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; changes in long-term climates, both globally and within our utilities' service areas, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives and discretion over allowed return on investment; possibility that our integrated resource plans for electric and natural gas will not be acknowledged by the state commissions, which could result in future resource acquisitions based on the integrated resource plans that are later deemed imprudent; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations affecting our ability to utilize or resulting in the obsolescence of our power supply resources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that may cause wildfires, injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel receptacles within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or disruptions to the supply chain; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the extensive cost of replacement power (diesel); changing river regulation at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; non-regulated activities may increase earnings volatility; failure to complete the proposed acquisition of the Company by Hydro One, which would negatively impact the market price of Avista Corp.'s common stock and could result in termination fees that would have a material adverse effect on our results of operations, financial condition, and cash flows; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; the new federal income tax law and its intended and unintended consequences on financial results and future cash flows, including the potential impact to credit ratings, which may affect our ability to borrow funds or increase the cost of borrowing in the future; policy and/or legislative changes resulting from the current presidential administration in various regulated areas, including, but not limited to, environmental regulation and healthcare regulations; and the risk of municipalization in any of our service territories.
For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2017. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Fourth Quarter		Full Year
	2017	2016	2017	2016
Operating revenues	$397,862	$402,123	$1,445,929	$1,442,483
Operating expenses:
Utility resource costs	147,661	161,095	524,566	551,366
Other operating expenses	90,641	92,829	343,463	341,296
Acquisition costs	6,614	—	14,618	—
Depreciation and amortization	43,943	41,600	172,021	161,283
Utility taxes other than income taxes	27,019	24,066	106,752	98,735
Total operating expenses	315,878	319,590	1,161,420	1,152,680
Income from operations	81,984	82,533	284,509	289,803
Interest expense, net of capitalized interest	23,624	22,058	92,882	84,479
Other income - net	(465)	(3,053)	(7,063)	(10,078)
Income before income taxes	58,825	63,528	198,690	215,402
Income tax expense	31,210	23,425	82,758	78,086
Net income	27,615	40,103	115,932	137,316
Net income attributable to noncontrolling interests	(37)	(12)	(16)	(88)
Net income attributable to Avista Corp. shareholders	$27,578	$40,091	$115,916	$137,228

Weighted-average common shares outstanding (thousands), basic	64,809	64,185	64,496	63,508
Weighted-average common shares outstanding (thousands), diluted	65,308	64,620	64,806	63,920

Earnings per common share attributable to Avista Corp. shareholders:
Basic	$0.43	$0.62	$1.80	$2.16
Diluted	$0.42	$0.62	$1.79	$2.15
Dividends declared per common share	$0.3575	$0.3425	$1.43	$1.37
Issued Feb. 21, 2018

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$16,172	$8,507
Accounts and notes receivable	185,664	180,265
Other current assets	135,698	162,569
Total net utility property	4,398,810	4,147,500
Other non-current assets	153,131	141,443
Regulatory assets for deferred income tax	90,315	109,853
Regulatory assets for pensions and other postretirement benefits	209,115	240,114
Regulatory asset for interest rate swaps	169,704	161,508
Other regulatory assets	146,295	152,670
Other deferred charges	9,828	5,326
Total Assets	$5,514,732	$5,309,755
Liabilities and Equity
Accounts payable	$107,289	$115,545
Current portion of long-term debt and capital leases	277,438	3,287
Short-term borrowings	105,398	120,000
Other current liabilities	207,377	168,696
Long-term debt and capital leases	1,491,799	1,678,717
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	285,786	273,983
Pensions and other postretirement benefits	203,566	226,552
Deferred income taxes	466,630	840,928
Regulatory liability for excess deferred income taxes	442,319	—
Non-current interest rate swap derivative liabilities	1,522	28,705
Other non-current liabilities, regulatory liabilities and deferred credits	143,577	153,319
Total Liabilities	3,784,248	3,661,279
Equity
Avista Corporation Shareholders' Equity:
Common stock (65,494,333 and 64,187,934 outstanding shares)	1,133,448	1,075,281
Retained earnings and accumulated other comprehensive loss	596,380	573,446
Total Avista Corporation Shareholders' Equity	1,729,828	1,648,727
Noncontrolling interests	656	(251)
Total Equity	1,730,484	1,648,476
Total Liabilities and Equity	$5,514,732	$5,309,755
Issued Feb. 21, 2018